Exhibit 99.1

                                  FOR IMMEDIATE RELEASE
                                  Friday, April 28, 2006

                                  For further information contact:
                                  Anthony J.  Fabiano
                                  Senior Vice President, Chief Financial Officer and Corporate Secretary
                                  (914) 761-3636

                  SOUND FEDERAL BANCORP, INC. ANNOUNCES FOURTH
                      FISCAL QUARTER AND YEAR-END EARNINGS

White Plains, New York (PR Newswire), Friday, April 28, 2006 -- Sound Federal Bancorp, Inc. (Nasdaq National Market: "SFFS") (the "Company"), the holding company for Sound Federal Savings (the "Bank"), announced net income of $635,000 or diluted earnings per share of $0.05 for the quarter ended March 31, 2006 as compared to $1.12 million or diluted earnings per share of $0.10 for the quarter ended March 31, 2005. Net income for the quarter ended March 31, 2006 included $480,000 of merger costs related to the Company's announced merger with Hudson City Bancorp, Inc. A substantial majority of these costs are not tax deductible. Excluding merger costs, net income amounted to $1.09 million for the fourth fiscal quarter. The $480,000 decrease in net income for the quarter ended March 31, 2006 as compared to the same quarter in 2005 was primarily due to an $885,000 increase in non-interest expense, including the merger-related costs, partially offset by a $446,000 increase in net interest income. For the year ended March 31, 2006, net income amounted to $4.16 million or diluted earnings per share of $0.35, as compared to $5.47 million or diluted earnings per share of $0.46 for fiscal 2005, a decrease of $1.31 million or 23.9% in net income. Excluding merger costs totaling $541,000 incurred during fiscal year 2006, net income amounted to $4.66 million. The decrease in net income for the year ended March 31, 2006 is primarily attributable to a $2.6 million increase in non-interest expense, including the merger-related costs, partially offset by increases of $408,000 in non-interest income and $398,000 in net interest income, and a $530,000 decrease in income tax expense.

Bruno J. Gioffre, Chairman of the Board, commented, "Net income for the quarter, excluding merger costs of $480,000, was $1.09 million. The flat yield curve continues to affect our earnings. Our net interest margin decreased 34 basis points to 2.57% for fiscal year 2006. However, our ability to originate loans and increase deposits enabled us to increase net interest income by 1.5% despite the reduction in net interest margin. During fiscal 2006, we increased the size of our loan portfolio by 32.2% and our deposit balances by 20.7%."

Mr. Gioffre continued, "As we previously announced, the Company entered into a merger agreement with Hudson City Bancorp, Inc. This transaction provides our stockholders $20.75 in cash for each share of Sound Federal Bancorp, Inc. common stock they own. For those stockholders who bought their shares in our initial public offering in 1998, this represents a 474% return on their investment excluding dividends paid on these shares. In addition, we believe that our customers will be very pleased with Hudson City's product offerings and their commitment to providing the same level of personal service that our customers have come to expect of Sound Federal. The Board of Directors and I are very proud of the dedication and loyalty of the Sound Federal staff. Their hard work helped to build and enhance the Sound Federal franchise by constantly focusing on providing superior customer service. This merger with Hudson City will enable us to continue this tradition of service to customers and the community."

                                     -more-

The Company's total assets amounted to $1.2 billion at March 31, 2006, as compared to $1.0 billion at March 31, 2005. The $162.6 million increase in assets primarily consisted of a $180.8 million increase in net loans to $741.6 million, partially offset by a decrease in total securities of $28.9 million. Our asset growth was funded principally by a $171.9 million increase in deposits to $1.0 billion.

Total stockholders' equity increased $1.5 million to $128.7 million at March 31, 2006 as compared to $127.2 million at March 31, 2005. The increase reflects net income of $4.2 million and total increases of $3.2 million related to stock options, stock awards and ESOP shares, partially offset by common stock repurchases at a cost of $1.4 million, dividends paid of $3.3 million and an increase of $1.2 million in the accumulated other comprehensive loss.

The accumulated other comprehensive loss of $3.9 million at March 31, 2006 represents the after-tax net unrealized loss on securities available for sale ($6.5 million pre-tax). The Company invests primarily in mortgage-backed securities guaranteed by Ginnie Mae, Fannie Mae and Freddie Mac, as well as U.S. Government and Agency securities. The unrealized losses at March 31, 2006 were caused by increases in market yields subsequent to purchase. There were no debt securities past due or securities for which the Company currently believes it is not probable that it will collect all amounts due according to the contractual terms of the security. Because the Company has the ability and intent to hold securities with unrealized losses until a market price recovery (which, for debt securities may be until maturity), the Company did not consider these securities to be other-than-temporarily impaired at March 31, 2006.

Net interest income for the quarter ended March 31, 2006 increased $446,000 to $7.0 million as compared to $6.6 million for the quarter ended March 31, 2005. Our net interest rate spread was 2.30% and 2.62% for the quarters ended March 31, 2006 and 2005, respectively. Our net interest margin for those respective periods was 2.60% and 2.85%. For the fiscal year ended March 31, 2006, net interest income amounted to $26.8 million as compared to $26.4 million for the prior year. Our interest rate spread was 2.29% and 2.69% and our net interest margin was 2.57% and 2.91% for fiscal years 2006 and 2005, respectively. The decreases in interest rate spread and net interest margin are primarily the result of a decrease in the spread between short and long-term market interest rates. At March 31, 2006, the spread between the 1-month and 10-year Treasury yield rates was 21 basis points as compared to 187 basis points at March 31, 2005. As a result, the Company's average cost of interest-bearing liabilities has increased faster than the yield on interest-earning assets which are principally affected by longer-term interest rates.

The provision for loan losses was $75,000 for the quarters ended March 31, 2006 and 2005 and $300,000 for fiscal years 2006 and 2005. Non-performing loans amounted to $2.9 million or 0.39% of total loans at March 31, 2006, as compared to $580,000 or 0.10% of total loans at March 31, 2005. The allowance for loan losses amounted to $3.3 million and $3.0 million at March 31, 2006 and March 31, 2005, respectively. Charge-offs amounted to $2,000 during fiscal 2006 and $1,000 during fiscal 2005. The increase in the allowance for loan losses primarily reflects an increase in the origination of adjustable rate mortgage loans, commercial mortgage loans and commercial loans (not secured by real estate), as well as overall portfolio growth.

Non-interest income totaled $362,000 and $403,000 for the quarters ended March 31, 2006 and 2005, respectively. For the fiscal year ended March 31, 2006, non-interest income amounted to $1.9 million as compared to $1.4 million for the prior year. The increase in non-interest income for the year was primarily due to a $325,000 gain on the sale of real estate which was completed in September 2005. The property was contiguous to an existing branch site. Management determined that this property was not going to be used in connection with the operation of the branch.

Non-interest expense totaled $6.0 million for the quarter ended March 31, 2006 as compared to $5.1 million for the quarter ended March 31, 2005. This increase is due to increases of $527,000 in compensation and benefits expense and $480,000 in merger costs as previously discussed. For the fiscal year ended March 31,

                                     -more-

2006, non-interest expense increased $2.6 million to $21.2 million as compared to $18.6 million for the fiscal year ended March 31, 2005. This increase is due primarily to increases of $1.8 million in compensation and benefits, $301,000 in occupancy and equipment expense, $96,000 in advertising and promotion expense and $541,000 in merger costs.

Income tax expense amounted to $722,000 for the quarters ended March 31, 2006 and 2005. The effective tax rates for those same periods were 53.2% and 39.3%, respectively. Income tax expense amounted to $3.0 million and $3.5 million for fiscal years 2006 and 2005, respectively. The effective tax rates for those respective fiscal years were 41.9% and 39.2%. The increases in the effective tax rates are due primarily to merger costs that are not deductible for tax purposes.

The Bank is a federally-chartered savings bank offering traditional financial services and products through its New York branches in Mamaroneck, Harrison, Rye Brook, New Rochelle, Peekskill, Yorktown, Somers, Cortlandt and Carmel in Westchester County and New City in Rockland County, and in Connecticut in Greenwich, Stamford, Brookfield and Bethel.

                                   * * * * * *

This press release contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company and the Bank. These estimates are subject to various factors that could cause actual results to differ materially from these estimates. Such factors include (i) the effect that an adverse movement in interest rates could have on net interest income, (ii) customer preferences,
(iii) national and local economic and market conditions, (iv) higher than anticipated operating expenses and (v) a lower level of or higher cost for deposits than anticipated. The Company disclaims any obligation to publicly announce future events or developments that may affect the forward-looking statements herein.

Balance sheets, statements of income and other financial data are attached.

                                     -more-

Sound Federal Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share data)          March 31,      March 31,
                                                         2006           2005
                                                       ---------      ---------
Assets
Cash and due from banks                              $    12,194    $    11,512
Federal funds sold and other overnight deposits           42,092         31,095
Securities:
  Available for sale, at fair value                      215,455        276,154
  Held to maturity, at amortized cost                    111,246         79,489
                                                     -----------    -----------
    Total securities                                     326,701        355,643
                                                     -----------    -----------
Loans, net:
  Mortgage loans                                         737,274        558,662
  Other loans                                              7,624          5,100
  Allowance for loan losses                               (3,309)        (3,011)
                                                     -----------    -----------
    Total loans, net                                     741,589        560,751
                                                     -----------    -----------
  Accrued interest receivable                              5,319          4,277
  Federal Home Loan Bank stock                             2,842          5,738
  Premises and equipment, net                              5,546          6,214
  Goodwill                                                13,970         13,970
  Bank-owned life insurance                               10,845         10,464
  Prepaid pension costs                                    4,177          3,057
  Deferred income taxes                                    2,645          2,236
  Other assets                                             1,671          1,993
                                                     -----------    -----------
    Total assets                                     $ 1,169,591    $ 1,006,950
                                                     ===========    ===========
Liabilities and Stockholders' Equity
Liabilities:
  Deposits                                           $ 1,003,691    $   831,768
  Borrowings                                              28,000         38,000
  Mortgagors' escrow funds                                 6,160          5,264
  Due to brokers for securities purchased                   --            2,513
  Accrued expenses and other liabilities                   3,054          2,245
                                                     -----------    -----------
    Total liabilities                                  1,040,905        879,790
                                                     -----------    -----------
Stockholders' equity:
  Preferred stock ($0.01 par value; 1,000,000
    shares authorized; none issued and
    outstanding)                                              --             --
  Common stock ($0.01 par value; 24,000,000
    shares authorized; 13,636,170 shares
    issued; 12,336,040 and 12,377,206 shares
    outstanding at March 31, 2006 and
    March 31, 2005, respectively)                            136            136
  Additional paid-in capital                             105,092        103,728
  Treasury stock, at cost (1,300,130 and
    1,258,964 shares at March 31, 2006 and
    March 31, 2005, respectively)                        (18,813)       (18,131)
  Common stock held by Employee Stock
    Ownership Plan                                        (5,549)        (6,053)
  Unearned stock awards                                   (3,252)        (4,435)
  Retained earnings                                       54,960         54,638
  Accumulated other comprehensive loss,
    net of taxes                                          (3,888)        (2,723)
                                                     -----------    -----------
    Total stockholders' equity                           128,686        127,160
                                                     -----------    -----------
    Total liabilities and
      stockholders' equity                           $ 1,169,591    $ 1,006,950
                                                     ===========    ===========

Sound Federal Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

                                                                    For the Three Months Ended         For the Year Ended
                                                                             March 31,                       March 31,
                                                                    --------------------------         ------------------
                                                                       2006             2005           2006            2005
                                                                       ----             ----           ----            ----
Interest and Dividend Income
 Loans                                                                $10,423         $ 7,697         $37,395         $29,430
 Mortgage-backed and other securities                                   3,369           3,081          12,761          11,998
 Federal funds sold and other overnight deposits                          306              95             972             340
 Other earning assets                                                      73              45             313             132
                                                                      -------         -------         -------         -------
 Total interest and dividend income                                    14,171          10,918          51,441          41,900
                                                                      -------         -------         -------         -------

Interest Expense
 Deposits                                                               6,830           3,966          23,207          13,968
 Borrowings                                                               306             363           1,390           1,489
 Other interest-bearing liabilities                                         5               5              23              20
                                                                      -------         -------         -------         -------
 Total interest expense                                                 7,141           4,334          24,620          15,477
                                                                      -------         -------         -------         -------

 Net interest income                                                    7,030           6,584          26,821          26,423
 Provision for loan losses                                                 75              75             300             300
                                                                      -------         -------         -------         -------
 Net interest income after provision for loan losses                    6,955           6,509          26,521          26,123
                                                                      -------         -------         -------         -------

Non-Interest Income
 Service charges and fees                                                 264             213           1,149             953
 Income on bank-owned life insurance                                       98              92             381             379
 Gain on sale of assets                                                    --              93             325              93
 Gain on sale of mortgage loans                                            --               5              --              22
                                                                      -------         -------         -------         -------
 Total non-interest income                                                362             403           1,855           1,447
                                                                      -------         -------         -------         -------

Non-Interest Expense
 Compensation and benefits                                              3,060           2,533          11,697           9,945
 Occupancy and equipment                                                  782             750           3,018           2,717
 Data processing service fees                                             320             340           1,230           1,218
 Advertising and promotion                                                387             440           1,215           1,119
 Merger-related costs                                                     480              --             541              --
 Other                                                                    931           1,012           3,508           3,569
                                                                      -------         -------         -------         -------
 Total non-interest expense                                             5,960           5,075          21,209          18,568
                                                                      -------         -------         -------         -------

 Income before income tax expense                                       1,357           1,837           7,167           9,002
 Income tax expense                                                       722             722           3,003           3,533
                                                                      -------         -------         -------         -------
 Net income                                                           $   635         $ 1,115         $ 4,164         $ 5,469
                                                                      =======         =======         =======         =======

Earnings per share:
   Basic earnings per share                                           $  0.06         $  0.10         $  0.36         $  0.47
                                                                      =======         =======         =======         =======
   Diluted earnings per share                                         $  0.05         $  0.10         $  0.35         $  0.46
                                                                      =======         =======         =======         =======

Sound Federal Bancorp, Inc. and Subsidiary

Other Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

                                                                          At or for the Quarter Ended
                                                 -----------------------------------------------------------------------------------
                                                 March 31, 2006    Dec. 31, 2005    Sept. 30, 2005  June 30, 2005  March 31, 2005
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                               $    7,030       $    6,723       $    6,548       $    6,520       $    6,584
Provision for loan losses                                 75               75               75               75               75
Non-interest income                                      362              346              778              369              403
Non-interest expense:
   Compensation and benefits                           3,059            2,969            2,841            2,827            2,533
   Occupancy and equipment                               782              748              751              737              750
   Other non-interest expense                          2,119            1,528            1,442            1,406            1,792
                                                  ----------       ----------       ----------       ----------       ----------
 Total non-interest expense                            5,960            5,245            5,034            4,970            5,075
                                                  ----------       ----------       ----------       ----------       ----------
Income before income tax expense                       1,357            1,749            2,217            1,844            1,837
Income tax expense                                       722              703              858              720              722
                                                  ----------       ----------       ----------       ----------       ----------
Net income                                        $      635       $    1,046       $    1,359       $    1,124       $    1,115
                                                  ==========       ==========       ==========       ==========       ==========
Total assets                                      $1,169,591       $1,149,326       $1,083,065       $1,060,811       $1,006,950
Loans, net                                           741,589          710,750          668,019          613,481          560,751
Mortgage-backed securities
   Available for sale                                140,053          150,758          165,474          184,491          199,746
   Held to maturity                                   65,303           64,988           60,530           60,314           59,777
Other securities
   Available for sale                                 75,402           76,779           77,183           76,988           76,408
   Held to maturity                                   45,943           42,943           34,211           23,713           19,712
Deposits                                           1,003,691          969,702          913,722          890,191          831,768
Borrowings                                            28,000           35,000           35,000           35,000           38,000
Stockholders' equity                                 128,686          128,651          128,179          128,084          127,160
------------------------------------------------------------------------------------------------------------------------------------
Performance Data:
Return on average assets (1)                            0.23%            0.37%            0.51%            0.44%            0.46%
Return on average equity (1)                            2.02%            3.25%            4.14%            3.57%            3.51%
Net interest rate spread (1)                            2.30%            2.20%            2.27%            2.41%            2.62%
Net interest margin (1)                                 2.60%            2.50%            2.55%            2.66%            2.85%
Efficiency ratio (2)                                   74.13%           74.20%           71.90%           72.14%           73.61%
Per Common Share Data:
Basic earnings per common share                   $     0.06       $     0.09       $     0.12       $     0.10       $     0.10
Diluted earnings per common share                 $     0.05       $     0.09       $     0.12       $     0.10       $     0.10
Book value per share (3)                          $    10.43       $    10.44       $    10.41       $    10.41       $    10.27
Tangible book value per share (3)                 $     9.30       $     9.31       $     9.28       $     9.28       $     9.15
Dividends per share                               $    0.075       $    0.075       $    0.070       $    0.065       $     0.06
------------------------------------------------------------------------------------------------------------------------------------
Capital Ratios:
Equity to total assets (consolidated)                  11.00%           11.19%           11.83%           12.07%           12.63%
Tier 1 leverage capital (Bank)                          9.34%            9.43%            9.80%            9.85%           10.24%
------------------------------------------------------------------------------------------------------------------------------------
Asset Quality Data:
Total non-performing loans                        $    2,893       $    2,689       $    1,285       $    2,183       $      580
Total non-performing assets                       $    2,893       $    2,689       $    1,285       $    2,183       $      580
====================================================================================================================================
------------------------------------------------------------------------------------------------------------------------------------

(1)   Ratios are annualized.

(2) Computed by dividing non-interest expense by the sum of net interest income and non-interest income.

(3)   Computed based on total common shares issued, less treasury shares.